                                 EXHIBIT 11.1
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (dollars in millions of Canadian dollars)
                             (shares in millions)

                                                                                          Six months
                                                                      Second Quarter      ended June 30
                                                                      --------------      --------------
                                                                      1998     1997       1998      1997
                                                                      ----     ----       ----      ----
BASIC
  Average shares outstanding B25                                      742.5     123.4     742.5     123.4
                                                                      -----     -----     -----     -----
  Income (loss) from continuing operations                            (48.7)    (31.4)    (49.5)    (73.5)
  Net income (loss) attributable to common shareholders               (49.0)    (52.2)    (31.7)   (178.1)
  Basic earnings (loss) from continuing operations per share          (0.07)    (0.25)    (0.07)    (0.60)
  Basic earnings (loss) per share                                     (0.07)    (0.42)    (0.05)    (1.44)

DILUTED
  Average shares outstanding                                          742.5     123.4     742.5     123.4
  Net effect of dilutive stock options                                 63.2        --      63.2        --
  Assumed conversion of convertible debentures (1)                       --        --        --        --
                                                                      -----     -----     -----     -----
                                                                      805.7     123.4     805.7     123.4
                                                                      =====     =====     =====     =====

  Income (loss) from continuing operations                            (48.7)    (31.4)    (49.5)    (73.5)
  Net income (loss) attributable to common shareholders               (49.0)    (52.2)    (31.7)   (178.1)
  Assumed income from proceeds of exercise of options                   1.5        --       1.5        --
                                                                      -----     -----     -----     -----
  Income (loss) from continuing operations                            (47.2)    (31.4)    (48.0)    (73.5)
                                                                      -----     -----     -----     -----
  Net income (loss) attributable to common shareholders               (47.5)    (52.2)    (30.2)   (178.1)
                                                                      -----     -----     -----     -----
  Diluted earnings (loss) from continuing operations per share        (0.06)    (0.25)    (0.06)    (0.60)
  Diluted earnings (loss) per share                                   (0.06)    (0.42)    (0.04)    (1.44)


---------------------------
(1) Conversion of the convertible debentures is not assumed in 1998 and 1997 in the computations because its effect is antidilutive.

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